MIT Holding, Inc. Makes Important Company Announcement

Savannah, Georgia, October 20, 2010 -- MIT Holding Inc. (OTCBB: MITD) announces that on August 16, 2010 it has accepted the resignation of John Sabia as CFO, Secretary and Board Member for MIT.  There were no disagreements between MIT and Sabia.  Sabia will continue to serve the company in other assigned areas presently under his direction. MIT Holding Inc.’s newly elected Co-Chairman and Co-President, Walter H.C. Drakeford is named as the new CFO, Secretary and Director.  Drakeford, 66, has been the senior managing director of Drakeford & Drakeford for the past 20 years.  A non-affiliated Drakeford firm was the former auditor of MIT until 2008. Since 2007, Drakeford has been the director of mergers and acquisitions of AMC Global Communications, Inc.  Drakeford served as chairman of the board for Ebank Financial Services. Prior to being Chairman of the Board, he served on Ebank’s Audit Committee, Compensation Committee and the Ethics Committee.  He has also served on the boards of Netstar-USA Corp. and LaidLaw Transportation as well as serving as an attaché to the White House under three administrations.  Drakeford holds a finance degree from the University of Berlin and a Masters of Business Administration from Heed University. He also holds a law degree from Thomas Jefferson School of Law.  There are no family relationships between Drakeford and any other officer or director of MIT.  Drakeford will be compensated at a future negotiated rate for his time spent fulfilling the duties as CFO.

Walter H.C. Drakeford issued the following statement, “MIT Holding Inc. is very grateful for Mr. Sabia’s commitment to the company and his past and continued service to the other important areas that he is currently managing”. MIT’s Co-Chairman and Co-President, William Parker adds, “John’s presence and contribution is an important part of MIT’s management team and continues to be a vital asset to MIT’s total commitment to the entire family of MIT companies.”

About MIT Holding Inc.

MIT Holding, Inc. (MIT) is a holding company. The Company, through its three wholly owned subsidiaries, distributes wholesale pharmaceuticals, administers intravenous infusions, operates an ambulatory center where therapies are administered, and sells and rents home medical equipment. The Company’s subsidiaries include MIT International Distribution, Inc. (MIT International), Medical Infusion Technologies, Inc. (Infusion), and MIT Ambulatory Care Center, Inc. (Ambulatory). The Company has four principal operating segments: Medical Infusion Technologies (MIT), MIT Wholesale (Wholesale), Durable Medical Equipment (DME) and MIT Ambulatory Care Center (Ambulatory Care). More information can be found at www.mitholdinginc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including, but not limited to, statements regarding MIT's products and their related market potential. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in MIT's filings with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. MIT undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.